Exhibit 99.2

Contact:

Kosan Biosciences Incorporated

Susan M. Kanaya

Chief Financial Officer

(510) 732-8400 ext. 5227

kanaya@kosan.com

FOR IMMEDIATE RELEASE

Kosan Announces Pricing of Common Stock Offering

Hayward, CA. August 10, 2005 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today announced the pricing of its public offering of 4,500,000 shares of common stock at a price of $8.75 per share. All of the shares are being offered by Kosan. The underwriters have an option to purchase up to an additional 675,000 shares to cover over-allotments, if any. The offering is expected to close on August 16, 2005.

Credit Suisse First Boston is acting as sole book-runner of the offering. SG Cowen & Co., LLC and CIBC World Markets Corp. are acting as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, New York 10010-3629 (Telephone number 212-325-2580).

About Kosan

Kosan Biosciences currently has two first-in-class anticancer agents in Phase II and Phase Ib clinical trials: KOS-862 (Epothilone D) and 17-AAG, an Hsp90 (heat shock protein 90) inhibitor and geldanamycin analog. Kosan’s most advanced compound, KOS-862, which is in two Phase II clinical trials and multiple Phase Ib clinical trials, and its follow-on compound, KOS-1584, which is in Phase I clinical trials, are partnered with Roche through a global development and commercialization agreement. Kosan is developing 17-AAG and a second-generation geldanamycin analog, KOS-1022 (DMAG), that is in Phase I clinical trials, in collaboration with

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the National Cancer Institute. Kosan is also conducting Phase I and Phase Ib clinical trials of its proprietary formulation of 17-AAG, KOS-953. Kosan has generated a pipeline of additional product candidates for gastrointestinal motility, infectious diseases and cancer based on its proprietary technologies for discovering, developing and manufacturing polyketide analogs. All of Kosan’s product candidates, including those in clinical development, are polyketides. Polyketides are an important class of natural products that have yielded numerous pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

This press release contains “forward-looking” statements, including statements related to the anticipated closing of the public offering. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to customary closing conditions related to the public offering and other risks detailed from time to time in the Company’s SEC reports, including its prospectus supplement and the accompanying prospectus filed pursuant to Rule 424 on August 5, 2005 and periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

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